Exhibit 12.3

                               DELUXE CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                         Nine Months                              Years Ended December 31,
                                            Ended           --------------------------------------------------------------------

                                      September 30, 1997      1996        1995        1994        1993        1992        1991
                                      ------------------      ----        ----        ----        ----        ----        ----
Earnings

Income from Continuing Operations
  before Income Taxes                      $28,054          $118,765    $169,319    $246,706    $235,913    $324,783    $295,493

Interest expense
(excluding capitalized interest)             7,023            10,649      13,099       9,733      10,070      15,371       8,220

Portion of rent expense under
long-term operating leases
representative of an interest factor        10,419            13,467      14,761      13,554      13,259      12,923      11,807

Amortization of debt expense                    91               121          84          84          84          84          71
                                           -------          --------    --------    --------    --------    --------    --------

TOTAL EARNINGS                             $45,587          $143,002    $197,262    $270,077    $259,326    $353,161    $315,591


Fixed charges

Interest Expense
(including capitalized interest)           $ 7,551          $ 11,978    $ 14,714    $ 10,492    $ 10,555    $ 15,824    $  8,990

Portion of rent expense under
long-term operating leases
representative of an interest factor        10,419            13,467      14,761      13,554      13,259      12,923      11,807

Amortization of debt expense                    91               121          84          84          84          84          71
                                           -------          --------    --------    --------    --------    --------    --------

TOTAL FIXED CHARGES                        $18,061          $ 25,566    $ 29,559    $ 24,130    $ 23,898    $ 28,831    $ 20,868



RATIO OF EARNINGS
TO FIXED CHARGES:                              2.5               5.6         6.7        11.2        10.9        12.2        15.1

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